Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Willow Grove Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-87214 and 333-110464) on Form S-8 of Willow Grove Bancorp, Inc. of our report dated July 23, 2004, relating to the consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004 Form 10-K of Willow Grove Bancorp, Inc.

/s/ KPMG LLP September 10, 2004 Philadelphia, Pennsylvania